As filed with the U.S. Securities and Exchange Commission on August 22, 2023
Registration No. 333-266762

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 11 TO
FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Kabushiki Kaisha Lead Real Estate
(Exact name of registrant as specified in its charter)
Lead Real Estate Co., Ltd
(Translation of Registrant’s name into English)
Japan	1531	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
6F, MFPR Shibuya Nanpeidai Building 16-11
Nampeidai-cho, Shibuya-ku
Tokyo, 150-0036, Japan
+81 03-5784-5127
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Lead Real Estate Global Co., Ltd.
6860 North Dallas Pkwy, Suite 200
Plano, TX 75024
972-381-2754
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a Copy to:
Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Mitchell S. Nussbaum, Esq. Tahra T. Wright, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 212-407-4000
Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE
Lead Real Estate Co., Ltd is filing this Amendment No. 11 (this “Amendment No. 11”) to the Registration Statement on Form F-1 (Registration No. 333-266762), originally filed on August 11, 2022 (the “Registration Statement”), as an exhibit-only filing solely to file a request for waiver and representation under Item 8.A.4 of Form 20-F as Exhibit 99.2. Accordingly, this Amendment No. 11 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibit being filed, and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Article 330 of the Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors. Section 10 of the Civil Code, among other things, provides in effect that:
(1)
Any director of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)
If a director of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3)
If a director has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)
If a director, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

Pursuant to Article 427, paragraph 1 of the Companies Act and our articles of incorporation, we may enter into an agreement with each of our non-executive directors providing that such director’s liability for damages to us shall be limited to the higher of either the amount we have determined in advance (which shall be not less than JPY1 million) or the amount prescribed by applicable laws and regulations, provided that such director has acted in good faith and without gross negligence.
Further, pursuant to Article 426, paragraph 1 of the Companies Act and our articles of incorporation, we may, by resolution of the board of directors, release any of our directors from liability for damages to us, provided that such director has acted in good faith and without gross negligence to the extent permitted by applicable laws and regulations.
The form of underwriting agreement filed as Exhibit 1.1 to this registration statement also provides for indemnification of us and our officers and directors.
ITEM 7.   RECENT SALES OF UNREGISTERED SECURITIES.
During the past three years, we have issued the following securities which were not registered under the Securities Act of 1933, as amended (the “Securities Act”). We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.
On March 29, 2021, 1,250 Ordinary Shares were issued to Mr. Eiji Nagahara for an aggregate consideration of JPY100,000,000.
ITEM 8.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a) Exhibits
See Exhibit Index beginning on page II-3 of this registration statement.
(b) Financial Statement Schedules
Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

ITEM 9.   UNDERTAKINGS.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Description
1.1**	Form of Underwriting Agreement
3.1**	Articles of Incorporation of the Registrant (English translation)
4.1**	Form of American Depositary Receipt (included in Exhibit 4.2)
4.2**	Form of Deposit Agreement among the Registrant, The Bank of New York Mellon, as depositary, and the owners and holders of ADSs issued thereunder
5.1**	Opinion of Anderson Mori & Tomotsune regarding the validity of Ordinary Shares being registered
10.1**	English Translation of Form of Land Sales Contract
10.2**	English Translation of Form of Construction Contract
10.3**	English Translation of Form of General Intermediary Contract
10.4**	English Translation of Form of Exclusive Intermediary Contract
21.1**	Subsidiaries of the Registrant
23.1**	Consent of BF Borgers CPA PC
23.2**	Consent of Anderson Mori & Tomotsune (included in Exhibit 5.1)
24.1**	Powers of Attorney
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2*	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107**	Filing Fee Table

*
Filed herewith

**
Previously filed

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan, on August 22, 2023.
Lead Real Estate Co., Ltd
By:
/s/ Eiji Nagahara

Eiji Nagahara
President, Chief Executive Officer,
Representative Director, and Director (Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Eiji Nagahara Name: Eiji Nagahara	President, Chief Executive Officer, and Representative Director and Director (Principal Executive Officer)	August 22, 2023
/s/ Daisuke Takahashi Name: Daisuke Takahashi	Chief Financial Officer (Principal Accounting and Financial Officer)	August 22, 2023
* Name: Takashi Nihei	Director	August 22, 2023
* Name: Hidekazu Hamagishi	Director	August 22, 2023
* Name: Masahiro Maki	Director	August 22, 2023
*By:	/s/ Eiji Nagahara Name: Eiji Nagahara Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in Plano, TX on August 22, 2023.
Lead Real Estate Global Co., Ltd.
Authorized U.S. Representative
By:
/s/ Darien Brown

Name: Darien Brown
Title: Director